                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13G/A



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 2)*



                        Performance Food Group Company
                   -----------------------------------------
                               (Name of Issuer)




                                 Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                  713755106
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                         (Continued on following(s))

                              Page 1 of 4 Pages
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CUSIP NO. 713755106              SCHEDULE 13G/A        PAGE   2   OF   4   PAGES
         -------------------                                -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Lynn H. Lester, Co-Executrix            Holly Roche, Co-Executrix
               Kendra Ray, Co-Executrix               Kevin Lester, Co-Executor
          each for the estate of Kenneth O. Lester
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
             N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                      -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                       1
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                     -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                 1
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            Less than 1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
            IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

                                SCHEDULE 13G/A
                  Under the Securities Exchange Act of 1934

ITEM 1(a).   Name of Issuer:

                                      Performance Food Group Company

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      6800 Paragon Place, Suite 500
                                      Richmond, VA 23230

ITEM 2(a)   Name of Person Filing:

                                      Lynn H. Lester, Co-Executrix
                                      Holly Roche, Co-Executrix
                                      Kendra Ray, Co-Executrix
                                      Kevin Lester, Co-Executor
                                      each for the Estate of Kenneth O.
                                      Lester

ITEM 2(b)   Address of Principal Business Office:

                                      6800 Paragon Place, Ste. 500
                                      Richmond, VA 23230

ITEM 2(c)   Citizenship:

                                      UNITED STATES

ITEM 2(d)   Title of Class of Securities:

                                      COMMON STOCK ("COMMON STOCK")

ITEM 2(e)   CUSIP Number:

                                      713755106

ITEM 3. This statement is not filed pursuant to either Rule 13d-1(b) or Rule 13d-2(b).

ITEM 4.  OWNERSHIP

            Not applicable.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Instruction: Dissolution of a group requires a response to this item.


                               Page 3 of 4 pages


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ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        NOT APPLICABLE


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        NOT APPLICABLE


ITEM 10.CERTIFICATION

        NOT APPLICABLE




                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, I certify that the information set forth in this statement is true, complete and correct as of this 6th day of February, 1997.


                      /s/  Lynn H. Lester
                      --------------------------------
                                   Signature

                      Lynn H. Lester, Co-Executrix and
                      Attorney-in-fact
                      --------------------------------
                                  Name/Title



* This Schedule 13G/A is being signed by Lynn H. Lester on behalf of Holly Roche, Kendra Ray and Kevin Lester pursuant to a Power of Attorney signed by each such person filed with the Commission on February 9, 1995, which Power of Attorney is incorporated herein by reference.





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